Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces Record Full-Year and Quarterly Revenues

BETHLEHEM, PA – February 5, 2014 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced its consolidated financial results for the full-year and fourth quarter of 2013.

Financial Highlights

•	The Company reported record revenues for both the fourth quarter and full-year 2013. Consolidated net revenues for the fourth quarter were $28.8 million, a 30% increase from the comparable quarter of 2012. Consolidated net revenues for the full-year were $98.9 million, a 13% increase from the comparable period of 2012. During the fourth quarter and full-year period, net product revenues increased 31% and 15%, respectively, compared to the year ago periods. These increases were primarily due to sales of the Company’s OraQuick® In-Home HIV test (which included a non-recurring revenue adjustment described below) and higher revenues from the Company’s molecular collection systems subsidiary, DNA Genotek (“DNAG”).

•	Gross sales of the Company’s OraQuick In-Home HIV test were $4.3 million and $9.9 million for the fourth quarter and full-year 2013, respectively. These gross sales included a non-recurring favorable $2.7 million adjustment made in December 2013 to account for a change in the Company’s revenue recognition policy related to this product. The gross sales for the fourth quarter and full-year of 2013 were reduced by customer allowances for cooperative advertising, cash discounts and other allowances, resulting in net revenues of $3.9 million and $9.1 million recorded in each respective period. Gross and net sales of the Company’s OraQuick® In-Home test for the fourth quarter and full-year 2012 were $902,000 and $546,000, respectively.

•	Net revenues generated by DNAG during the fourth quarter of 2013 were $6.8 million, a 60% increase from the comparable period in 2012. DNAG net revenues for the full-year 2013 were $20.4 million, a 43% increase from 2012. The increases in both periods were primarily the result of higher sales to commercial customers.

•	Net revenues for the Company’s OraQuick® rapid HCV test reached $1.9 million for the fourth quarter and $5.1 million for the full-year 2013, representing increases of 65% and 32%, respectively, from the comparable 2012 periods. This growth reflects increasing demand for the product in both the domestic and international markets.

•	Consolidated net income for the fourth quarter of 2013 was $6.2 million, or $0.11 per share, which compares to a net loss of $5.9 million, or $0.11 per share, for the fourth quarter of 2012. Consolidated net loss for the full-year 2013 was $11.2 million, or $0.20 per share, which compares to a net loss of $15.1 million, or $0.29 per share, for 2012. The results for the fourth quarter and full-year 2013 included $4.6 million and $18.8 million in advertising and promotional expenses, respectively, associated with the Company’s OraQuick® In-Home HIV test. Also included in the results for both periods was an $8.3 million settlement payment received by the Company for the termination of the Company’s oral fluid assay collaboration agreement with Roche Diagnostics.

“We are pleased with the Company’s overall financial results and especially the solid revenue growth delivered in 2013,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our molecular collection systems business was particularly strong, growing by more than 40% for the year. Infectious disease revenues also increased largely due to contributions from our newest products, the OraQuick® In-Home HIV test and the OraQuick® rapid HCV test. The transition to a new collaboration for the supply of high throughput homogeneous drug assays represents another highlight from the year that should enable growth in our substance abuse testing business.”

Financial Results

Consolidated net product revenues for the fourth quarter and full-year of 2013 increased 31% and 15%, respectively, from the comparable periods of 2012. The fourth quarter increase was primarily a result of higher sales of the Company’s infectious disease testing products, which included the non-recurring net favorable $2.5 million accounting adjustment, and higher molecular collection systems and cryosurgical systems product sales, partially offset by lower sales of the Company’s insurance risk assessment products. The increase in net product revenues for the full-year of 2013 was primarily the result of higher sales of the Company’s infectious disease testing products, including the $2.5 million net accounting adjustment, and higher sales of molecular collections systems products, partially offset by lower sales of the Company’s substance abuse testing, cryosurgical systems and insurance risk assessment products.

The Company had no consolidated licensing and product development revenues for the fourth quarter of 2013 as a result of the expiration of certain patents licensed to a third party. This compares to $198,000 recorded for the fourth quarter of 2012. Consolidated licensing and product development revenues for the year ended December 31, 2013 decreased to $623,000 from $2.1 million in the comparable period of the prior year, primarily due to the absence of a $1.0 million milestone payment received in the first quarter of 2012 under the Company’s HCV collaboration agreement with Merck. No similar payment was received during 2013 because the collaboration agreement with Merck was terminated in November 2012.

Consolidated gross margin for the three months and year ended December 31, 2013 was 60% and 59%, respectively. Consolidated gross margin for the three months and year ended December 31, 2012 was 60% and 63%, respectively. Gross margin for the current year was negatively impacted by higher royalties, an unfavorable change in product mix and the absence of the $1.0 million HCV milestone payment, partially offset by an improvement in overhead absorption.

Consolidated operating expenses decreased to $11.1 million during the fourth quarter of 2013 compared to $19.4 million in the comparable period of 2012. For the year ended December 31, 2013, consolidated operating expenses were $70.8 million, a decrease from the $71.8 million reported for the year ended December 31, 2012. The decrease for the fourth quarter of 2013 was primarily due to the inclusion of the $8.3 million Roche settlement payment partially offset by higher promotional and advertising expenses associated with the Company’s OraQuick® In-Home HIV test. The current quarter and full-year period expenses included $4.6 million and $18.8 million of promotional and advertising costs related to this product, compared to $5.2 million and $9.9 million spent in the fourth quarter and full-year of 2012, respectively.

For the three months ended December 31, 2013, the Company recorded Canadian income tax expense of $14,000. For the year ended December 31, 2013, the Company recorded a Canadian income tax benefit of $772,000 associated with the loss before income taxes and certain Canadian research and development and investment tax credits at DNAG.

The Company’s cash balance totaled $93.2 million at December 31, 2013 compared to $87.9 million at December 31, 2012. Working capital was $100.6 million at December 31, 2013 compared to $103.5 million at December 31, 2012. For the year ended December 31, 2013, the Company generated $8.3 million from operations, which included the $8.3 million settlement payment from Roche. Cash generated by operations in the fourth quarter of 2013 was $11.4 million which also included the $8.3 million Roche payment.

First Quarter 2014 Outlook

The Company expects consolidated net revenues to range from $23.0 to $23.5 million and is projecting a consolidated net loss of approximately $0.13—$0.14 per share for the first quarter of 2014.

Financial Data

Condensed Consolidated Financial Data
(In thousands, except per-share data)
Unaudited
	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Results of Operations
Net revenues(1)	$28,768	$22,144	$98,940	$87,820
Cost of products sold	11,640	8,893	40,351	32,249

Gross profit	17,128	13,251	58,589	55,571

Operating expenses:
Research and development	2,212	2,893	10,932	12,445
Sales and marketing	11,241	11,597	46,465	37,087
General and administrative	5,912	4,911	21,654	22,309
Gain on contract termination settlement	(8,300)	—	(8,300)	—

Total operating expenses	11,065	19,401	70,751	71,841

Operating income (loss)	6,063	(6,150)	(12,162)	(16,270)
Other income (expense)	164	25	200	(242)

Income (loss) before income taxes	6,227	(6,125)	(11,962)	(16,512)
Income tax expense (benefit)	14	(259)	(772)	(1,397)

Net income (loss)	$6,213	$(5,866)	$(11,190)	$(15,115)

Earnings (loss) per share:
Basic and Diluted	$0.11	$(0.11)	$(0.20)	$(0.29)

Weighted average shares:
Basic	55,616	55,224	55,555	51,457

Diluted	56,176	55,224	55,555	51,457

(1)	The three months and year ended December 31, 2013 net revenues include a non-recurring net favorable $2.5 million adjustment to account for a change in the Company’s revenue recognition policy related to its OraQuick® In-Home HIV tests.

Summary of Revenues by Market and Product (Unaudited)

	Three Months Ended December 31,
	Dollars			Percentage of Total Net Revenues
Market	2013	2012	% Change	2013	2012
Infectious disease testing	$15,436	$11,846	30%	54%	54%
Substance abuse testing	2,116	2,101	1	7	9
Cryosurgical systems	3,558	2,696	32	12	12
Molecular collection systems	6,831	4,266	60	24	19
Insurance risk assessment	827	1,037	(20)	3	5

Net product revenues	28,768	21,946	31	100	99
Licensing and product development	—	198	(100)	—	1

Net revenues	$28,768	$22,144	30%	100%	100%

	Year Ended December 31,
	Dollars			Percentage of Total Net Revenues
Market	2013	2012	% Change	2013	2012
Infectious disease testing	$50,961	$42,728	19%	51%	49%
Substance abuse testing	8,571	9,407	(9)	9	11
Cryosurgical systems	14,468	14,876	(3)	14	17
Molecular collection systems	20,381	14,258	43	21	16
Insurance risk assessment	3,936	4,484	(12)	4	5

Net product revenues	98,317	85,753	15	99	98
Licensing and product development	623	2,067	(70)	1	2

Net revenues	$98,940	$87,820	13%	100%	100%

	Three Months Ended December 31,			Year Ended December 31,
OraQuick® Revenues	2013	2012	% Change	2013	2012	% Change
Domestic HIV	$8,447	$9,157	(8)%	$32,301	$34,265	(6)%
International HIV	907	773	17	3,365	3,061	10
Domestic HIV OTC	3,909	546	616	9,106	546	1568

Net HIV revenues	13,263	10,476	27	44,772	37,872	18

Domestic HCV	1,073	847	27	2,847	2,805	1
International HCV	860	326	164	2,268	1,059	114

Net HCV revenues	1,933	1,173	65	5,115	3,864	32

Net OraQuick® revenues	$15,196	$11,649	30%	$49,887	$41,736	20%

	Three Months Ended December 31,			Year Ended December 31,
Intercept® Revenues	2013	2012	% Change	2013	2012	% Change
Domestic	$1,453	$1,354	7%	$5,693	$6,335	(10)%
International	115	90	28	500	706	(29)

Net Intercept® revenues	$1,568	$1,444	9%	$6,193	$7,041	(12)%

	Three Months Ended December 31,			Year Ended December 31,
Cryosurgical Systems Revenues	2013	2012	% Change	2013	2012	% Change
Domestic professional	$1,828	$1,818	1%	$6,020	$7,159	(16)%
International professional	402	352	14	1,441	1,462	(1)
International over-the-counter	1,328	526	152	7,007	6,255	12

Net cryosurgical systems revenues	$3,558	$2,696	32%	$14,468	$14,876	(3)%

Condensed Consolidated Balance Sheets (Unaudited)
	December 31, 2013	December 31, 2012
Assets
Cash	$93,191	$87,888
Accounts receivable, net	12,957	17,469
Inventories	11,444	12,758
Other current assets	1,983	2,002
Property and equipment, net	17,933	18,546
Intangible assets, net	22,226	27,207
Goodwill	23,782	25,445
Other non-current assets	729	124

Total assets	$184,245	$191,439

Liabilities and Stockholders’ Equity
Accounts payable	$4,834	$3,380
Deferred revenue	1,119	5,504
Accrued expenses	13,032	7,750
Other non-current liabilities	677	89
Deferred income taxes	3,437	4,401
Stockholders’ equity	161,146	170,315

Total liabilities and stockholders’ equity	$184,245	$191,439

	Year ended December 31,
Additional Financial Data (Unaudited)	2013	2012
Capital expenditures	$2,462	$2,019
Net proceeds from public offering	$—	$70,246
Depreciation and amortization	$6,492	$7,250
Stock based compensation	$5,572	$5,197
Cash provided by (used in) operating activities	$8,286	$(5,373)

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2013 fourth quarter and full-year financial results, certain business developments and financial guidance for the first quarter of 2014, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, Ronald H. Spair, Chief Financial Officer and Chief Operating Officer, and Kathleen Weber, Senior Vice President and General Manager, Consumer Products. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 877-348-9357 (Domestic) or 970-315-0488 (International) and reference Conference ID #37105448 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until February 12, 2014, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #37105448.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of oral fluid diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its innovative products include rapid tests for the detection of antibodies to HIV and HCV at the point of care and testing solutions for detecting various drugs of abuse. The Company sells the OraQuick® In-Home HIV Test, the first and only rapid HIV test approved by the U.S. Food and Drug Administration for sale to the consumer over-the-counter market in the U.S. In addition, the Company is a leading provider of oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, and commercial and industrial entities. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health. For more information on the Company, please visit www.orasure.com

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve 483 observations, warning letters and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of the Company’s products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of the Company’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.